Free Writing Prospectus

Filed Pursuant To Rule 433

Registration No. 333-237239

May 6, 2020

Trading Report

ETF Data
Capital Markets Group

April 2020

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) 3 Month Avg.	Consolidated Avg. Daily Volume (Shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (Shares) 3 Month Avg.	Avg. Quote Size (Shares)	Avg. Quote Size (Shares) 3 Month Avg.	Avg. Quote Size ($)	Avg. Quote Size ($) 3 Month Avg.	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/15/2020
US Core														
SPY	SPDR® S&P 500® ETF Trust	0.01	0.00	0.01	134,298,640	36,692,110,372	174,160,413	1,229	1,543	342,144	476,566	168	2.24	226,045,276
MDY	SPDR S&P MIDCAP 400® ETF Trust	0.17	0.06	0.20	1,349,577	376,156,198	2,016,226	792	778	218,985	235,268	101	3.06	2,069,642
SLY	SPDR S&P® 600 Small Cap ETF	0.14	0.29	0.16	183,225	9,104,289	210,605	904	887	45,295	50,641	199	3.50	97,900
DIA	SPDR Dow Jones® Industrial Average ETF Trust	0.03	0.01	0.04	6,599,280	1,526,587,636	7,781,475	463	622	107,663	162,179	122	2.29	7,239,284
SPTM	SPDR Portfolio S&P 1500 Composite Stock Market ETF	0.02	0.06	0.03	872,519	29,225,435	1,367,368	3,575	4,215	120,198	156,192	329	2.17	184,567
SPSM	SPDR S&P 600 Small Cap ETF	0.04	0.17	0.05	1,012,540	22,751,998	1,203,434	2,737	4,134	61,842	113,392	357	3.54	420,500
SPLG	SPDR Portfolio S&P 500 ETF	0.01	0.03	0.01	5,761,351	185,853,491	6,007,704	61,541	57,421	2,011,601	2,075,444	781	2.20	262,206
SPMD	SPDR S&P 400 Mid Cap ETF	0.02	0.08	0.03	1,363,923	36,471,265	1,597,634	7,278	8,236	193,562	249,654	463	3.01	257,445
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.06	0.09	0.09	55,576	3,819,834	63,020	397	1,036	27,115	79,209	157	2.04	102,267
SHE	SPDR SSGA Gender Diversity Index ETF	0.06	0.10	0.12	9,658	606,901	14,759	549	963	35,075	64,671	81	1.94	6,894
US Style														
SPYG	SPDR Portfolio S&P 500 Growth ETF	0.01	0.03	0.02	3,062,461	117,006,971	3,800,320	6,984	6,674	273,921	279,296	257	2.26	559,447
SPYV	SPDR Portfolio S&P 500 Value ETF	0.01	0.04	0.02	2,918,893	79,718,355	3,206,772	13,565	14,245	378,093	456,388	464	2.32	783,210
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.10	0.23	0.12	200,667	8,926,357	265,783	1,376	1,966	62,822	102,720	279	2.73	44,336
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.05	0.15	0.07	293,377	10,668,944	351,275	934	892	35,157	40,070	274	3.26	211,457
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.13	0.27	0.14	257,314	12,289,186	303,942	1,562	1,600	75,010	87,484	176	3.25	47,041
SLYV	SPDR S&P 600 Small Cap Value ETF	0.09	0.23	0.10	524,111	22,019,487	583,270	1,468	1,540	61,990	78,266	220	3.84	231,764
US Sector														
XLC	The Communication Services Select Sector SPDR Fund	0.01	0.02	0.01	3,199,336	149,338,497	5,559,066	3,710	6,811	176,123	362,746	205	2.35	1,750,603
XLY	The Consumer Discretionary Select Sector SPDR Fund	0.02	0.02	0.02	4,703,291	501,421,326	7,127,731	884	1,458	96,526	176,889	97	2.53	4,683,593

Source: NYSE, Nasdaq and BATS as of 04/30/2020. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS SPDR®

1

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) 3 Month Avg.	Consolidated Avg. Daily Volume (Shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (Shares) 3 Month Avg.	Avg. Quote Size (Shares)	Avg. Quote Size (Shares) 3 Month Avg.	Avg. Quote Size ($)	Avg. Quote Size ($) 3 Month Avg.	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/15/2020
US Sector (cont'd)														
XLP	The Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	14,613,274	847,818,067	19,080,452	9,031	18,766	529,768	1,178,752	206	2.10	16,017,842
XLE	The Energy Select Sector SPDR Fund	0.01	0.03	0.01	44,134,282	1,462,826,165	38,586,598	13,078	15,864	438,767	708,642	236	5.55	30,902,990
XLF	The Financial Select Sector SPDR Fund	0.01	0.05	0.01	73,055,385	1,597,012,141	91,642,113	246,155	263,211	5,380,303	7,054,599	745	3.05	129,928,896
XLV	The Health Care Select Sector SPDR Fund	0.01	0.01	0.01	12,943,334	1,231,274,049	15,648,086	1,964	3,049	190,130	304,940	134	2.28	22,783,512
XLI	The Industrial Select Sector SPDR Fund	0.01	0.02	0.01	14,154,730	863,748,206	19,780,694	3,493	5,624	214,516	431,135	158	2.58	19,939,920
XLB	The Materials Select Sector SPDR Fund	0.01	0.02	0.01	9,000,579	438,488,744	11,369,849	4,113	5,945	202,841	334,711	174	2.79	9,722,079
XLK	The Technology Select Sector SPDR Fund	0.01	0.01	0.01	14,823,010	1,258,581,575	22,431,875	2,994	3,324	258,372	310,475	133	2.65	8,701,598
XLU	The Utilities Select Sector SPDR Fund	0.01	0.02	0.01	18,514,729	1,062,732,309	24,755,645	4,640	8,424	268,303	558,765	175	3.40	30,360,509
XLRE	The Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	10,604,002	352,026,555	11,142,320	13,515	23,659	449,508	916,050	291	3.12	1,806,522
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.04	0.01	2,980,153	84,492,132	3,091,604	3,071	5,133	87,498	203,764	155	4.58	3,158,206
KCE	SPDR S&P Capital Markets ETF	0.12	0.25	0.19	8,099	388,108	7,773	178	302	8,565	16,080	150	1.94	14,139
KIE	SPDR S&P Insurance ETF	0.02	0.09	0.03	378,992	9,858,601	400,185	1,648	2,340	41,603	68,730	172	3.21	374,410
KRE	SPDR S&P Regional Banking ETF	0.01	0.03	0.01	10,690,915	365,219,245	10,238,126	3,892	6,322	131,965	306,190	173	5.01	21,836,440
XBI	SPDR S&P Biotech ETF	0.02	0.03	0.03	7,234,288	630,073,390	7,795,188	602	785	51,831	67,871	124	3.47	64,117,510
XNTK	SPDR NYSE Technology ETF	0.05	0.07	0.08	27,603	2,185,507	35,076	558	627	44,334	51,469	101	2.65	7,453
XHB	SPDR S&P Homebuilders ETF	0.01	0.04	0.01	2,794,612	89,000,442	2,662,781	3,066	2,871	98,537	115,233	159	3.94	3,615,824
XME	SPDR S&P Metals & Mining ETF	0.01	0.06	0.01	2,548,574	45,970,287	2,567,653	8,924	7,622	160,907	158,845	185	4.51	2,570,167
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.06	0.24	0.03	270,254	6,897,514	1,198,215	1,495	63,364	36,870	339,609	159	7.86	136,948
XITK	SPDR FactSet Innovative Technology ETF	0.17	0.16	0.20	9,154	971,569	9,789	209	197	22,073	21,674	72	2.68	5,337
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	14,920,594	617,676,234	40,411,932	980	45,681	40,837	718,477	129	7.35	14,619,246
XPH	SPDR S&P Pharmaceuticals ETF	0.06	0.16	0.07	119,969	4,640,215	139,777	2,654	3,257	101,932	128,637	204	2.35	994,306
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	7,020,121	230,807,186	6,893,981	7,315	6,043	243,274	227,667	181	3.53	16,528,061
XSD	SPDR S&P Semiconductor ETF	0.09	0.10	0.11	92,624	8,630,584	125,375	238	320	21,886	30,338	91	3.12	390,575

Source: NYSE, Nasdaq and BATS as of 04/30/2020. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS SPDR®

2

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) 3 Month Avg.	Consolidated Avg. Daily Volume (Shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (Shares) 3 Month Avg.	Avg. Quote Size (Shares)	Avg. Quote Size (Shares) 3 Month Avg.	Avg. Quote Size ($)	Avg. Quote Size ($) 3 Month Avg.	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/15/2020
US Industry (cont'd)														
XHE	SPDR S&P Health Care Equipment ETF	0.25	0.32	0.26	34,572	2,675,363	51,834	582	783	44,866	59,167	85	2.63	679,826
XTL	SPDR S&P Telecom ETF	0.20	0.31	0.22	6,989	443,331	9,688	1,828	2,129	118,416	137,335	93	2.07	7,152
XAR	SPDR S&P Aerospace & Defense ETF	0.14	0.18	0.14	181,277	14,049,360	286,458	668	758	51,441	64,017	103	3.19	82,189
XHS	SPDR S&P Health Care Services ETF	0.22	0.36	0.23	10,718	653,783	11,254	185	162	11,174	10,414	108	2.89	2,244
XSW	SPDR S&P Software & Services ETF	0.21	0.24	0.24	33,570	2,948,829	43,215	316	378	27,409	34,995	102	2.70	19,946
XTH	SPDR S&P Technology Hardware ETF	0.25	0.40	0.30	2,324	144,329	1,697	660	1,190	40,907	80,569	97	2.12	2,378
XTN	SPDR S&P Transportation ETF	0.08	0.18	0.11	62,270	2,818,007	48,659	536	467	24,113	24,263	214	3.14	77,005
XWEB	SPDR S&P Internet ETF	0.14	0.19	0.18	4,609	337,155	3,739	309	619	22,550	44,682	76	2.03	7,965
KOMP	SPDR S&P Kensho New Economies Composite ETF	0.09	0.31	0.11	197,301	6,078,563	317,630	1,152	1,736	34,897	58,472	1,147	2.47	46,953
ROKT	SPDR S&P Kensho Final Frontiers ETF	0.11	0.39	0.10	3,192	88,462	5,949	357	213	10,051	6,482	85	2.17	267
CNRG	SPDR S&P Kensho Clean Power ETF	0.13	0.34	0.14	8,373	329,201	16,150	311	272	12,366	11,777	69	2.83	7,175
SIMS	SPDR S&P Kensho Intelligent Structures ETF	0.11	0.46	0.12	5,242	122,011	4,204	1,225	659	30,083	17,038	133	2.64	37
HAIL	SPDR S&P Kensho Smart Mobility ETF	0.08	0.36	0.10	4,265	87,145	4,049	1,360	1,220	30,714	31,560	120	1.91	785
FITE	SPDR S&P Kensho Future Security ETF	0.11	0.34	0.12	7,495	235,782	7,034	902	832	29,413	28,333	172	1.90	759
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.07	0.10	0.10	232,381	17,303,059	227,103	1,373	1,082	102,481	95,425	151	3.46	47,525
RWO	SPDR Dow Jones Global Real Estate ETF	0.09	0.23	0.10	472,899	17,194,238	419,572	614	713	22,590	30,741	212	2.46	225,619
RWX	SPDR Dow Jones International Real Estate ETF	0.04	0.16	0.04	676,554	18,175,849	856,688	1,139	3,513	30,699	127,211	238	1.46	369,831
Global Equities														
DGT	SPDR Global Dow ETF	0.12	0.17	0.16	3,810	266,350	6,656	318	317	22,381	24,115	95	1.46	10,246
GII	SPDR S&P Global Infrastructure ETF	0.08	0.19	0.10	33,181	1,344,447	46,657	890	884	36,277	40,526	171	2.03	10,928
GNR	SPDR S&P Global Natural Resources ETF	0.11	0.32	0.13	325,967	10,735,566	435,514	943	988	31,439	34,623	297	2.88	447,055
CWI	SPDR MSCI ACWI ex-US ETF	0.05	0.26	0.04	661,750	13,292,988	780,554	2,470	6,875	50,221	163,158	611	1.63	16,726
SPGM	SPDR Portfolio MSCI Global Stock Market ETF	0.14	0.40	0.14	32,515	1,141,418	45,731	521	489	18,380	17,992	235	1.98	24,293

Source: NYSE, Nasdaq and BATS as of 04/30/2020. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS SPDR®

3

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short
($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month
3 Month Avg. Avg.
Global Equities (cont’d)

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short
($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month
3 Month Avg. Avg.
Global Equities (cont’d)

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short
($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month
3 Month Avg. Avg.
Fixed Income — US Government (cont’d)
SPTL SPDR Portfolio Long Term Treasury ETF 0.05 0.11 0.06 961,743 46,130,384 1,339,728 14,991 13,821 720,862 614,798 493 1.13 75,483 SPIP SPDR Portfolio TIPS ETF 0.03 0.09 0.04 402,336 11,952,744 722,017 5,647 18,539 167,703 541,982 376 0.75 159,223 SPTS SPDR Portfolio Short Term Treasury ETF 0.01 0.03 0.01 2,385,372 73,233,221 5,345,623 247,123 347,882 7,587,775 10,546,320 1,067 0.09 481,510 TIPX SPDR Bloomberg Barclays 1–10 Year 0.05 0.24 0.04 62,980 1,255,853 134,125 4,240 22,560 84,802 449,193 616 0.53 7,746 TIPS ETF

Ticker ETF Name Spread Spread Spread ($) Consolidated Consolidated Consolidated Avg. Avg. Quote Avg. Quote Avg. Quote Avg. Daily Short

($) (%) 3 Month Avg. Daily Average Avg. Daily Quote Size Size ($) Size ($) Trade Volatility Interest as of Avg. Volume Daily Volume ($) Volume Size (Shares) 3 Month Avg. Size (%) 04/15/2020 (Shares) (Shares) (Shares) 3 Month
3 Month Avg. Avg.

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) 3 Month Avg.	Consolidated Avg. Daily Volume (Shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (Shares) 3 Month Avg.	Avg. Quote Size (Shares)	Avg. Quote Size (Shares) 3 Month Avg.	Avg. Quote Size ($)	Avg. Quote Size ($) 3 Month Avg.	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 04/15/2020
Active – Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.11	0.15	0.12	2,622	193,697	6,763	259	184	19,411	14,374	73	1.49	203
SYG	SPDR MFS Systematic Growth Equity ETF	0.11	0.13	0.13	3,783	311,081	4,754	147	150	12,466	12,756	96	0.95	1,895
SYV	SPDR MFS Systematic Value Equity ETF	0.20	0.37	0.21	4,701	253,068	6,099	320	451	17,251	26,636	117	1.56	83
Active – Fixed Income														
TOTL	SPDR DoubleLine® Total Return Tactical ETF	0.06	0.12	0.05	569,333	27,583,804	670,249	698	1,271	33,877	62,446	266	0.71	221,955
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.25	0.54	0.24	15,109	689,363	26,856	1,367	1,801	62,594	88,212	328	0.47	24,415
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.29	0.60	0.20	35,639	1,733,457	32,739	1,523	1,922	74,241	94,648	177	0.41	2,077
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.06	0.14	0.05	1,174,288	48,149,183	1,007,144	839	1,744	34,790	77,756	336	1.86	2,817,403
ULST	SPDR SSGA Ultra Short Term Bond ETF	0.05	0.12	0.05	54,025	2,130,276	138,090	2,472	34,315	97,510	1,385,720	340	0.36	191

Source: NYSE, Nasdaq and BATS as of 04/30/2020. **Past performance is not a guarantee of future results.**

Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).
Prior to 09/23/2019, the SPDR Portfolio MSCI Global Stock Market ETF (SPGM) was known as the SPDR MSCI ACWI IMI ETF (ACIM), the SPDR Portfolio Europe ETF (SPEU) was known as the SPDR STOXX® Europe 50 ETF (FEU), the SPDR Portfolio Corporate Bond ETF (SPBO) was known at the SPDR Bloomberg Barclays Corporate Bond ETF (CBND), the SPDR Portfolio High Yield Bond ETF (SPHY) was known as the SPDR ICE BofAML Broad High Yield Bond ETF (CJNK), the SPDR Portfolio Intermediate Term Treasury ETF (SPTI) was known as the SPDR Bloomberg Barclays Intermediate Term Treasury ETF (ITE), the SPDR Portfolio TIPS ETF (SPIP) was known as the SPDR Bloomberg Barclays TIPS ETF (IPE), and the SPDR Portfolio Mortgage Backed Bond ETF (SPMB) was known as the SPDR Bloomberg Barclays Mortgage Backed Bond ETF (MBG).

STATE STREET GLOBAL ADVISORS SPDR®

8

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State Street Global Advisors
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Important Risk Information

Investing involves risk, and you could lose money on an investment in each of SPDR® Gold Shares Trust ("GLD®") and SPDR® Gold MiniShares℠ Trust ("GLDM℠"), a series of the World Gold Trust (together, the "Funds").

ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs' net asset value. Brokerage commissions and ETF expenses will reduce returns.

Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.

Diversification does not ensure a profit or guarantee against loss.

Investing in commodities entails significant risk and is not appropriate for all investors.

Important Information Relating to SPDR® Gold Trust ("GLD®") and SPDR® Gold MiniShares℠ Trust ("GLDM℠"):

The SPDR Gold Trust ("GLD") and the World Gold Trust have each filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for GLD and GLDM, respectively. Before you invest, you should read the prospectus in the registration statement and other documents each Fund has filed with the SEC for more complete information about each Fund and these offerings. Please see each Fund's prospectus for a detailed discussion of the risks of investing in each Fund's shares. The GLD prospectus is available by clicking here, and the GLDM prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Funds or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.

None of the Funds is an investment company registered under the Investment Company Act of 1940 (the "1940 Act"). As a result, shareholders of each Fund do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act. GLD and GLDM are not subject to regulation under the Commodity Exchange Act of 1936 (the "CEA"). As a result, shareholders of each of GLD and GLDM do not have the protections afforded by the CEA.

Shares of each Fund trade like stocks, are subject to investment risk and will fluctuate in market value.

The values of GLD shares and GLDM shares relate directly to the value of the gold held by each Fund (less its expenses), respectively. Fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them.

None of the Funds generate any income, and as each Fund regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Fund share will decline over time to that extent.

The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of the Sponsor of each of GLD and GLDM.

GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. MiniShares℠ and GLDM℠ are service marks of WGC USA Asset Management Company, LLC used with the permission of WGC USA Asset Management Company, LLC.

Standard & Poor's®, S&P® and SPDR® are registered trademarks of Standard & Poor's Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation's financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto.

For more information, please contact the Marketing Agent for GLD and GLDM: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com.

Investing involves risk including the risk of loss of principal.

The information provided does not constitute investment advice and it should not be relied on as such. It should not be considered a solicitation to buy or an offer to sell a security. It does not take into account any investor's particular investment objectives, strategies, tax status or investment horizon. You should consult your tax and financial advisor. All information is from SSGA unless otherwise noted and has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. There is no representation or warranty as to the current accuracy, reliability or completeness of, nor liability for, decisions based on such information and it should not be relied on as such.

The whole or any part of this work may not be reproduced, copied or transmitted or any of its contents disclosed to third parties without SSGA's express written consent.

Equity securities may fluctuate in value in response to the activities of individual companies and general market and economic conditions.

Real Estate Investment Trusts (REITS) investing may be subject to risks including, but not limited to, declines in the value of real estate, risks related to general economic conditions, changes in the value of the underlying property owned by the trust and defaults by borrowers.

Bonds generally present less short-term risk and volatility than stocks, but contain interest rate risk (as interest rates raise, bond prices usually fall); issuer default risk; issuer credit risk; liquidity risk; and inflation risk. These effects are usually pronounced for longer-term securities. Any fixed income security sold or redeemed prior to maturity may be subject to a substantial gain or loss.

Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds.

The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.

State Street Global Advisors and SSGA are registered trademarks of State Street Corporation.

STATE STREET GLOBAL ADVISORS SPDR®

9

Investments in small-sized and mid-sized companies may involve greater risks than in those of larger, better known companies but mid-sized companies may be less volatile than investments in smaller companies.
Companies with large market capitalizations go in and out of favor based on market and economic conditions. Larger companies tend to be less volatile than companies with smaller market capitalizations. In exchange for this potentially lower risk, the value of the security may not rise as much as companies with smaller market capitalizations.
Concentrated investments in a particular sector tend to be more volatile than the overall market and increases risk that events negatively affecting such sectors or industries could reduce returns, potentially causing the value of the Fund’s shares to decrease.
Investing in foreign domiciled securities may involve risk of capital loss from unfavorable uctuation in currency values, withholding taxes, from dierences in generally accepted accounting principles or from economic or political instability in other nations. Investments in emerging or developing markets may be more volatile and less liquid than investing in developed markets and may involve exposure to economic structures that are generally less diverse and mature and to political systems which have less stability than those of more developed countries.
There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA.
BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its aliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licenzed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.
DoubleLine® is a registered trademark of DoubleLine Capital LP.
Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its aliates. Certain State Street aliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not aliated with State State Street Global Advisors Funds Distributors, LLC.
State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained GSO Capital Partners, Nuveen Asset Management, MFS, and DoubleLine Capital LP as the sub-advisor.
GSO Capital Partners, Nuveen Asset Management, MFS, and DoubleLine Capital LP are not aliated with State Street Global Advisors Funds Distributors, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
© 2020 State Street Corporation. All Rights Reserved.
ID209859-2081238.30.1.AM.INST 0520 Exp. Date: 05/31/2021 SPD002227
Not FDIC Insured No Bank Guarantee May Lose Value

SPDR® Gold MiniSharesSM Trust (the “Fund”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.